EXHIBIT 99.1



July 06, 2006 11:35 AM US Eastern Timezone


CabelTel International Corporation
Announces Sale of a Subsidiary


DALLAS--(BUSINESS WIRE)--July 6, 2006--CabelTel International Corporation ("CIC" or "the Company") (AMEX:GBR), a Dallas-based company with investments in a retirement center and a North Texas outlet mall, today announced the sale of its two Gaywood Oil & Gas subsidiaries for approximately $1.7 million in cash.

"The Gaywood subsidiaries controlled 200 oil wells of which only 50 were operating. These wells produced an average of approximately 2 1/2 barrels per day per well," said Gene S. Bertcher, President and Chief Financial Officer of the Company. "At this level, the production costs per barrel was very expensive. This sale will generate a gain of approximately $400,000 and decrease our debt by nearly $150,000," Bertcher added.

CabelTel International Corporation (AMEX:GBR) is a Dallas-based company with investments in a retirement center and a North Texas outlet mall. For more information, go to the Company's website at www.cabeltel.us.

Certain statements in this media release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. The words "estimate," "plan," "intend," "expect," "anticipate," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this Report and in the documents incorporated herein by reference. CabelTel International Corporation disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause our actual results to differ from estimates or projects contained in any forward-looking statements are described under ITEM 1A. RISK FACTORS in the Company's Form 10-K for the fiscal year ended December 31, 2005.


Contact Information: CabelTel International Corporation,
                     Dallas, Texas
                     Gene S. Bertcher, 972-407-8400 or Oscar Smith, 972-407-8400